As filed with the Securities and Exchange Commission on August 12, 2014

Registration No. 333-188690

Registration No. 333-170212

Registration No. 333-159668

Registration No. 333-156760

Registration No. 333-116702

Registration No. 333-105745

Registration No. 333-40722

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-188690

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-170212	POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-159668

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-156760	POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-116702

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-105745	POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-40722

UNDER

THE SECURITIES ACT OF 1933

PLX TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3008334
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

350 West Trimble Road

San Jose, California 95131

(408) 435-7400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Anthony E. Maslowski

Vice President, Chief Financial Officer and Secretary

PLX Technology, Inc.

350 West Trimble Road

San Jose, California 95131

(408) 435-7400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Patricia H. McCall

c/o Avago Technologies U.S. Inc.

350 West Trimble Road, Building 90

San Jose, California 95131

(408) 435-7400

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements of PLX Technology, Inc., a Delaware corporation (the “Company”), on Form S-3 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-188690, registering $30,000,000 of shares of common stock of the Company, par value $0.001 per share (“Common Stock”) and depositary shares;

•	Registration Statement No. 333-170212, registering 7,399,980 shares of Common Stock for resale by selling stockholders named in the Registration Statement;

•	Registration Statement No. 333-159668, registering 3,400,000 shares of Common Stock for resale by selling stockholders named in the Registration Statement;

•	Registration Statement No. 333-156760, registering 9,000,000 shares of Common Stock for resale by selling stockholders named in the Registration Statement;

•	Registration Statement No. 333-116702, registering 3,463,648 shares of Common Stock for resale by selling stockholders named in the Registration Statement;

•	Registration Statement No. 333-105745, registering 3,399,646 shares of Common Stock for resale by selling stockholders named in the Registration Statement; and

•	Registration Statement No. 333-40722, registering 464,626 shares of Common Stock for resale by selling stockholders named in the Registration Statement.

On August 12, 2014, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated June 23, 2014, by and among Avago Technologies Wireless (U.S.A.) Manufacturing Inc., a Delaware corporation (“Parent”), Pluto Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Purchaser”), and the Company, the Purchaser merged with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent.

In connection with the transactions contemplated by the Merger Agreement, the Company is terminating all of its offerings of securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements, the Company hereby removes from registration all shares of Common Stock that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, State of California, on this 12th day of August, 2014.

PLX TECHNOLOGY, INC.

By:	/s/ Anthony E. Maslowski
	Name:	Anthony E. Maslowski
	Title:	Vice President, Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Hock E. Tan Hock E. Tan	President and Chief Executive Officer (Principal Executive Officer)	August 12, 2014

/s/ Anthony E. Maslowski Anthony E. Maslowski	Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	August 12, 2014

/s/ Patricia McCall Patricia McCall	Director	August 12, 2014

/s/ Ivy Pong Ivy Pong	Director	August 12, 2014